[BCE INC. LOGO] News release

For Immediate Release

BCE announces the purchase through private agreements of
up to 2.1 million common shares under its normal course issuer bid

MONTRÉAL, December 28, 2011 – BCE Inc. (TSX:BCE) (NYSE:BCE), Canada’s largest communications company, announced today that it will purchase for cancellation up to 2.1 million of its common shares pursuant to private agreements with an arm’s-length third-party seller. The common shares so purchased will be counted towards the 6.5 million common shares (subject to a maximum aggregate purchase price of $250 million) that BCE is entitled to repurchase for cancellation under its normal course issuer bid announced on December 8, 2011.

Such purchases will be made pursuant to an issuer bid exemption order issued by the Ontario Securities Commission and will take place by way of several transactions to be effected pursuant to the terms of the order, which provides that such purchases shall occur prior to March 31, 2012. The price that BCE will pay for the common shares purchased by it under such agreements will be negotiated by BCE and the seller and will be at a discount to the prevailing market price of BCE’s common shares on the Toronto Stock Exchange at the time of the purchase.

Caution concerning forward-looking statements
Certain statements made in this news release, including, but not limited to, statements relating to purchases of common shares for cancellation under BCE’s normal course issuer bid, and other statements that are not historical facts, are forward-looking statements and are subject to important risks, uncertainties and assumptions. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise.

About BCE
BCE is Canada’s largest communications company, providing a comprehensive and innovative suite of broadband communication services to residential and business customers under the Bell and Bell Aliant brands. Bell Media is Canada’s premier multimedia company with leading assets in television, radio and digital media, including CTV, Canada’s #1 television network, and the country’s most-watched specialty channels.

The Bell Mental Health Initiative is a multi-year charitable program that promotes mental health across Canada via the Bell Let’s Talk anti-stigma campaign and support for community care, research and workplace best practices. To learn more, please visit Bell.ca/LetsTalk.

For BCE corporate information, please visit BCE.ca. For Bell product and service information, please visit Bell.ca. For Bell Media, please visit BellMedia.ca.

Media inquiries:
Marie-Ève Francœur
Bell Media Relations
(514) 391-5263
marie-eve.francoeur@bell.ca

Investor inquiries:
Thane Fotopoulos
BCE Investor Relations
(514) 870-4619
thane.fotopoulos@bell.ca